Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the SkyWest, Inc. Registration Statement (Form S-8 No. 333-135239) of our report dated July 12, 2007, with respect to the financial statements and schedule of the Atlantic Southeast Airlines, Inc. Investment Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Tanner & Co.
Salt Lake City, Utah
July 12, 2007